UNITED STATES

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November 1, 2018

Remarks by InfraREIT

Regarding Third Quarter and Year-to-Date Financial Results

Please find below Management’s remarks issued in conjunction with the Supplemental Slides entitled “3Q 2018 Results & Supplemental Information” posted to InfraREIT’s Web site earlier this morning on November 1, 2018.

Please take note of certain language contained in the Safe Harbor statements on slide 1 and slide 2 of the Supplemental Slides. The Company cautions that certain statements made as part of these remarks below are forward-looking and are subject to various risks and uncertainties. Actual results may differ materially from our projections and expectations. These risks and uncertainties are discussed in our reports filed with the U.S. Securities and Exchange Commission (the “SEC”). The Company’s forward-looking statements represent its outlook only as of today. InfraREIT disclaims any obligation to update these statements except as may be required by law.

This morning’s remarks focus on InfraREIT’s third quarter 2018 financial results and summarize selected points regarding the transactions we signed with Oncor Electric Delivery Company LLC (“Oncor”) and Sharyland in October. As reflected on slide 3, our third quarter results were in line with our expectations. Lease revenue decreased five percent, driven by the change in the allocation of the total rent components between base and percentage rent (as reflected by higher total lease revenue during the first nine months of 2018 relative to the first nine months of 2017), partially offset by additional assets under lease for 2018. Our net income for the quarter was $19.7 million, compared to $21.2 million in the prior year. The $1.5 million decrease was primarily due to lower lease revenue.

We are committed to our franchise as a transmission-focused utility and investing to support load growth in West Texas and the expansion of renewables in the Panhandle. During the third quarter, our total capital expenditures equaled $17 million.

On October 18, 2018, we announced that InfraREIT entered into a definitive agreement to be acquired by Oncor for $21.00 per share in cash, valued at approximately $1.275 billion, plus the assumption of approximately $940 million of InfraREIT’s net debt as of September 30, 2018. The transaction is a result of the Company’s evaluation and pursuit of De-REIT Alternatives and is expected to close by mid-2019.

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Slide 4 provides additional details regarding the pending sale to Oncor and a description of the related asset exchange transaction, discussed below. The $21.00 per share price represents an 18 percent premium to InfraREIT’s unaffected share price on January 12, 2018 of $17.79. This was the last trading day before Hunt announced it was pursuing alternative arrangements between itself and InfraREIT.

As a condition to Oncor’s acquisition of InfraREIT, our subsidiary, Sharyland Distribution & Transmission Services, L.L.C. (“SDTS”), signed an agreement with our tenant, Sharyland, to exchange our South Texas assets for Sharyland’s Golden Spread Project located in the Texas Panhandle and certain other assets, including Sharyland’s right to participate in the Lubbock Power & Light interconnection (“LP&L Project”). This asset exchange will be completed prior to Oncor’s acquisition of InfraREIT. The asset exchange transaction is structured for tax purposes as a like-kind exchange.

As a result, upon closing of both transactions, Oncor will own all of InfraREIT’s existing transmission system excluding the South Texas assets and will also own the Golden Spread Project and certain other assets currently owned by Sharyland; Sharyland will own the Cross Valley Project and SDTS’s South Texas assets and will operate as an independent utility.

We expect to continue to pay our regular quarterly dividends of $0.25 per share through the closing of the transactions. This will include a pro-rated dividend for any partial quarter prior to the closing.

Under the merger agreement, InfraREIT has 30 days from October 18th to solicit alternative proposals from third parties under the terms of a “go-shop” provision. The press release that we issued on October 18th provides additional details regarding the “go-shop” process and timeline, and we recommend that you also review the press release and other reports that we filed or that we file in the future with the SEC.

The merger agreement requires SDTS, Sharyland and Oncor to file a Sale-Transfer Merger application (“STM”) with the Public Utility Commission of Texas (the “PUCT”) no later than November 30, 2018.

Slide 5 summarizes the closing conditions and our estimated timeline. The closing of the transaction is subject to the approval of InfraREIT’s stockholders, including the approval of a majority of shares held by stockholders other than Hunt. Additional information regarding a special meeting of InfraREIT’s stockholders will be provided in a proxy statement that will be filed by InfraREIT with the SEC by December 10, 2018. Additionally, the PUCT will need to approve several aspects of the transactions, including the asset exchange, Oncor’s purchase of InfraREIT and Sempra Energy’s indirect 50 percent ownership of Sharyland. Other regulatory approvals are also required, including: Federal

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Energy Regulatory Commission approval, Hart-Scott-Rodino clearance and clearance from the Committee of Foreign Investment in the U.S., also known as CFIUS. Finally, certain lender consents, the closing of Sempra Energy’s indirect 50 percent investment in Sharyland and other customary closing conditions will be required. After the receipt of all required approvals, the transaction is expected to close by mid-2019.

Turning to slide 6: as described in prior conference calls and investor presentations, InfraREIT benefits from a strong asset franchise that is located in the growing ERCOT market and is well-positioned to take advantage of the ongoing expansion of renewables in the Texas Panhandle and South Plains, as well as high growth in West Texas. However, several factors contributed to the Board of Directors reaching a decision to direct management in May 2018 to pursue De-REIT Alternatives for the Company. Among other factors, the Company’s current REIT structure, the Tax Cuts and Jobs Act enacted by Congress in December 2017, and potential outcomes in our 2020 rate case are expected to negatively impact the Company’s financial outlook as a stand-alone company. The actual impacts from these and other factors would depend on timing, method of implementation and other considerations.

To further elaborate on these three factors that, among others, would impact a stand-alone scenario: First, as part of any De-REIT alternative, the Company would begin to record federal corporate income taxes on its income statement at a 21 percent tax rate. Second, given that the leases currently in effect reflect the 35 percent federal corporate income tax rate in place before the passage of the Tax Cuts and Jobs Act, repricing InfraREIT’s leases to implement the 21 percent federal corporate income tax allowance, while holding all other factors constant, would reduce net income attributable to InfraREIT, Inc. common stockholders by approximately $0.30 per share (pre-tax) per year. Third, along with any other factors that might be considered in our 2020 rate case, the Company’s allowed cost of debt would be reduced from the 6.73 percent rate currently recovered through rates, as our current weighted average interest rate is lower than 6.73 percent.

As reflected on slide 7, the Conflicts Committee considered several potential De-REIT Alternatives, including analysis of a stand-alone plan that would involve InfraREIT completing an asset exchange with Sharyland (similar to the asset exchange between SDTS and Sharyland described in the October 18th announcement) and InfraREIT remaining a stand-alone company. As part of this potential stand-alone alternative, InfraREIT would implement the asset exchange, convert from a REIT to a C-corporation and remain an independent company operating as a publicly traded C-corporation. This stand-alone plan would include the full impacts of the Tax Cut and Jobs Act and an income tax allowance at the 21 percent rate along with assumptions about potential outcomes associated with the 2020 rate case

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(including adjusting the cost of debt recovered through rates) and the completion of the LP&L Project. Other key assumptions are listed on slide 29 in the appendix. The table on slide 7 shows the estimated EPS profile associated with this set of assumptions for this potential stand-alone alternative. As shown on the table, estimates for 2022 reflect the full year-run rate impact of this set of assumptions, including the implementation of rate case outcomes and the completion of the LP&L Project. Based on the assumptions for this stand-alone alternative for InfraREIT, the 2022 EPS mid-point estimate is $1.04 per share. Using the $21.00 per share offer price, that implies a 4-year forward price to earnings multiple of 20.2 times the mid-point of estimated 2022 earnings. The Conflicts Committee considered this analysis in its evaluation of the transactions that we signed in October.

Turning to slide 8, an important element of InfraREIT’s growth strategy has been the potential acquisition of transmission projects developed by Hunt, our development partner. Hunt developed and constructed the Cross Valley and Golden Spread transmission lines, both of which were energized in 2016 and are currently operating. Other projects that Hunt is currently pursuing include generation interconnections in the Texas Panhandle, Lubbock Power & Light’s integration into ERCOT, and a couple of projects outside of Texas.

The PUCT authorized Lubbock Power & Light’s move from the Southwest Power Pool into ERCOT in March of this year. LP&L and Sharyland will build the required transmission interconnections and will work jointly to determine which portions of the new transmission lines and substations would be built by each party. The initial project estimates for the entire construction program that will be split between the two parties is $364 million, of which we expect less than $10 million to constitute InfraREIT’s Footprint capex. In September, the LP&L Project team filed two of the four expected CCN applications, with the final two CCN applications expected to be filed by year-end 2018. Sharyland expects the project to be completed in mid-2021.

Sharyland’s proposal for the South Plains Reinforcement Project, which ERCOT reviewed in 2017, included new transmission lines and the addition of a third synchronous condenser to our Panhandle system. The South Plains project is being rescoped given the significant geographic overlap with what has already been approved as part of LP&L’s integration plan.

Recently, Hunt has also seen increasing activity by renewables developers in the Panhandle region, likely reflecting the combination of stronger ERCOT price signals and recently completed or approved transmission projects, such as the LP&L Project. Hunt and Sharyland have started construction of a new station in Deaf Smith County to connect a wind generator to the ERCOT grid by mid-2019. Most of these potential generation interconnections, including the new station at Deaf Smith County, would be ROFO projects but could also include some incremental Footprint capex.

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As a result of the asset exchange and Oncor’s acquisition of InfraREIT, Oncor will acquire Sharyland’s interest in the LP&L Project, pending interconnection agreements in the Panhandle and West Texas, and certain other assets in the Panhandle and West Texas.

Slide 9 reviews our key financial metrics for the third quarter. Lease revenue decreased 5 percent to $48.9 million compared to last year. Net income came in at $19.7 million, down from $21.2 million the prior year. Our earnings per share decreased to $0.32 and our Non-GAAP EPS decreased slightly to $0.35.

Slide 10 covers the same metrics for the nine-month period ended September 30, 2018. For that period lease revenue grew 8 percent while net income increased to $61.4 million. The change in lease revenue was in line with our expectations. The increase in lease revenue was driven by the change in total rent components between base and percentage rent and additional assets under lease. We expect 2018 lease revenue to be comprised of approximately 95 percent fixed rent relative to 87 percent fixed rent during 2017. This is due to the Permian Lease, which was renewed in December, and the new assets acquired as part of last fall’s asset exchange transaction with Oncor (“2017 Asset Exchange Transaction”) being priced at 100 percent fixed rent. This means a larger portion of our revenue will be recognized across all four quarters of 2018, and the percentage rent recognized only in the third and fourth quarters will be lower than 2017. Earnings per share grew from $0.70 to $1.01 during the first nine months of 2018 relative to the first nine months of 2017. Non-GAAP EPS increased by 22 percent to $0.93 per share relative to the same period last year.

Slide 11 explains several factors that led to Non-GAAP Net Income decreasing to $21.1 million for the quarter. Lease revenue decreased $2.7 million due to the factors mentioned above. Other income, net decreased $0.3 million due to the recognition of the allowance for funds used during construction on other funds (“AFUDC-equity”) during the third quarter of 2017 that we did not recognize in the third quarter of 2018. Adding to net income was a decrease of $1.3 million in depreciation expense, $0.3 million in interest expense, $0.2 million improvement in our base rent adjustment, and a $0.5 million net decrease in general and administrative expense. Additionally, depreciation decreased $1.3 million when compared to last year, due to the transmission assets we acquired in the 2017 Asset Exchange Transaction having a longer useful life and a lower depreciation rate than the distribution assets we transferred.

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Turning to slide 12, our Non-GAAP Net Income for the nine months ended September 30, 2018, was $56.3 million. The increase in our Non-GAAP Net Income was largely driven by the $10.7 million increase in lease revenue. Depreciation decreased $3.4 million when compared to last year. Other income, net increased $0.7 million due to the recognition of higher AFUDC-equity during 2018 compared to 2017. These positive factors were partially offset by a $1.7 million increase in interest expense, a $3.2 million reduction in our base rent adjustment, and a $0.1 million net decrease in general and administrative expense.

On slide 13, we address our guidance. Our 2018 EPS and Non-GAAP EPS are both projected in the range of $1.35 to $1.40. Although the ranges are the same, there are several differences between EPS and Non-GAAP EPS. Non-GAAP EPS includes adjustments related to straight-line rent, expenses associated with the 2017 Asset Exchange Transaction, the pending sale of InfraREIT and professional services fee related to the Texas franchise tax settlement and the removal of the accrued taxes, penalties and interest related to the Texas franchise tax settlement. Relative to prior estimates, the change in EPS guidance was driven primarily by lower than expected net interest expense due to not refinancing the Company’s existing floating rate debt, along with lower than expected routine general and administrative expense and higher than expected revenues and AFUDC-equity, partially offset by higher general and administrative expense due to transaction costs associated with the pending sale of InfraREIT. The increase in guidance for Non-GAAP EPS was driven primarily by lower than expected net interest expense due to not refinancing the Company’s existing floating rate debt, along with lower than expected routine general and administrative expense and higher than expected revenues and AFUDC-equity.

Additionally, InfraREIT expects to maintain the Company’s current quarterly cash dividend of $0.25 per share through the transaction close. These forecasted amounts assume that Sharyland continues to make its existing lease payments as scheduled during 2018 and also reflect that we will maintain our REIT status through the transaction close.

Slide 14 highlights our projected Footprint capital expenditures. We have updated our 2018 and 2019 forecasts, while 2020 remains unchanged. We narrowed our expected range for 2018 to $55 to $70 million and increased our expected range for 2019 to $20 to $35 million. Our 2020 forecasted range remains the same at $10 to $50 million.

In summary, we had a solid quarter from an operational perspective, followed by the announcement of the transactions with Oncor and Sharyland in October. Thank you for your time today and your interest in InfraREIT.

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Important Additional Information and Where to Find It

This communication relates to a proposed business combination between InfraREIT and Oncor. The proposed merger and the related agreement and plan of merger will be submitted to the Company’s stockholders for their consideration and approval. In connection with the proposed transaction, the Company will file a proxy statement with the SEC. This communication does not constitute a solicitation of any vote or proxy from any stockholder of the Company. Investors are urged to read the proxy statement carefully and in its entirety when it becomes available, as well as any other relevant documents or materials filed or to be filed with the SEC or incorporated by reference in the proxy statement, because they will contain important information about the proposed acquisition. The definitive proxy statement will be mailed to the Company’s stockholders. In addition, the proxy statement and other documents will be available free of charge at the SEC’s website, www.sec.gov. When available, the proxy statement and other pertinent documents may also be obtained free of charge at the Investor Relations section of InfraREIT’s website, www.InfraREITInc.com, or by directing a written request to InfraREIT, Inc., Attention: Corporate Secretary, 1900 North Akard Street, Dallas, Texas 75201.

Participation in the Solicitation

The Company and its directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the Company’s directors and executive officers is available in its definitive proxy statement for its 2018 Annual Meeting of Stockholders filed with the SEC on March 22, 2018. Other information regarding the participants in the proxy solicitation and a description of their direct or indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of the federal securities laws. These statements give the current expectations of the Company’s management. Words such as “could,” “will,” “may,” “assume,” “forecast,” “strategy,” “guidance,” “outlook,” “target,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” or “project” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this communication include the Company’s expectations regarding anticipated financial and operational performance, including projected or forecasted financial results, distributions to stockholders, capital expenditures and other forecasted metrics as well as the consummation of the transactions described herein.

Forward-looking statements can be affected by assumptions used or known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed and actual results may differ materially and adversely from those reflected in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated in the forward-looking statements include, among other things, (a) the following risks inherent in the transactions (in addition to others described elsewhere in this document and in the subsequent filings with the SEC): (1) failure to obtain the approval of the Company’s stockholders; (2) failure to obtain regulatory approval necessary to consummate the transactions or to obtain regulatory approvals on favorable terms and (3) delays in

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consummating the transactions or the failure to consummate the transactions and (b) other risks and uncertainties disclosed in the Company’s filings with the SEC, including, among others, the following (1) decisions by regulators or changes in governmental policies or regulations with respect to the Company’s organizational structure, lease arrangements, capitalization, acquisitions and dispositions of assets, recovery of investments, the Company’s authorized rate of return and other regulatory parameters; (2) the Company’s current reliance on its tenant for all of its revenues and, as a result, its dependency on the tenant’s solvency and financial and operating performance; (3) the amount of available investment to grow the Company’s rate base; (4) the Company’s ability to negotiate future rent payments or to renew leases with its tenant; (5) insufficient cash available to meet distribution requirements; and (6) the effects of existing and future tax and other laws and governmental regulations.

Because the Company’s forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control or are subject to change, actual results could be materially different and any or all of the Company’s forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions the Company might make or by known or unknown risk and uncertainties. Many factors mentioned in this communication and in the Company’s annual and quarterly reports will be important in determining future results. Consequently, the Company cannot assure you that the Company’s expectations or forecasts expressed in such forward-looking statements will be achieved.

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Q3 2018 Results & Supplemental Information November 1, 2018

Safe Harbor Forward Looking Statements This presentation contains forward-looking statements within the meaning of the federal securities laws. These statements give the current expectations of the Company’s management. Words such as “could,” “will,” “may,” “assume,” “forecast,” “strategy,” “guidance,” “outlook,” “target,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” or “project” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this presentation include the Company’s expectations regarding anticipated financial and operational performance, including projected or forecasted financial results, distributions to stockholders, capital expenditures, adjusted funds from operations (AFFO) AFFO-to-debt ratios, capitalization matters and other forecasted metrics as well as the consummation of the transactions described herein.   Forward-looking statements can be affected by assumptions used or known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed and actual results may differ materially and adversely from those reflected in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated in the forward-looking statements include, among other things, (a) the following risks inherent in the transactions (in addition to others described elsewhere in this document and in the subsequent filings with the U.S. Securities and Exchange Commission (SEC): (1) failure to obtain the approval of the Company’s stockholders; (2) failure to obtain regulatory approval necessary to consummate the transactions or to obtain regulatory approvals on favorable terms and (3) delays in consummating the transactions or the failure to consummate the transactions and (b) other risks and uncertainties disclosed in the Company’s filings with the SEC, including, among others, the following (1) decisions by regulators or changes in governmental policies or regulations with respect to the Company’s organizational structure, lease arrangements, capitalization, acquisitions and dispositions of assets, recovery of investments, the Company’s authorized rate of return and other regulatory parameters; (2) the Company’s current reliance on its tenant for all of its revenues and, as a result, its dependency on the tenant’s solvency and financial and operating performance; (3) the amount of available investment to grow the Company’s rate base; (4) the Company’s ability to negotiate future rent payments or to renew leases with its tenant; (5) insufficient cash available to meet distribution requirements; and (6) the effects of existing and future tax and other laws and governmental regulations.   Because the Company’s forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control or are subject to change, actual results could be materially different and any or all of the Company’s forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions the Company might make or by known or unknown risk and uncertainties. Many factors mentioned in this presentation and in the Company’s annual and quarterly reports will be important in determining future results. Consequently, the Company cannot assure you that the Company’s expectations or forecasts expressed in such forward-looking statements will be achieved.

Safe Harbor Non-GAAP Legend This presentation contains certain financial measures that are not recognized under generally accepted accounting principles (GAAP).  InfraREIT uses non-GAAP measures as important supplemental measures of its operating performance. InfraREIT also presents these measures because management believes they help investors understand InfraREIT’s business, performance and ability to earn and distribute cash to its stockholders by providing perspectives not immediately apparent from net income.  Reporting on these measures in InfraREIT’s public disclosures also ensures that this information is available to all of InfraREIT’s investors.  The presentation of non-GAAP earnings per share (Non-GAAP EPS), funds from operations (FFO) and AFFO in this presentation are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  In addition, InfraREIT’s method of calculating these measures may be different from methods used by other companies, and, accordingly, may not be comparable to similar measures as calculated by other companies that do not use the same methodology as InfraREIT.  Reconciliations of these measures to their most directly comparable GAAP measures are included in Schedules 1-3 to this presentation. Important Additional Information and Where to Find It This presentation includes information related to a proposed business combination between InfraREIT and Oncor Electric Delivery Company LLC (Oncor). The proposed merger and the related agreement and plan of merger will be submitted to the Company’s stockholders for their consideration and approval. In connection with the proposed transaction, the Company will file a proxy statement with the SEC. This presentation does not constitute a solicitation of any vote or proxy from any stockholder of the Company. Investors are urged to read the proxy statement carefully and in its entirety when it becomes available, as well as any other relevant documents or materials filed or to be filed with the SEC or incorporated by reference in the proxy statement, because they will contain important information about the proposed acquisition. The definitive proxy statement will be mailed to the Company’s stockholders. In addition, the proxy statement and other documents will be available free of charge at the SEC’s website, www.sec.gov. When available, the proxy statement and other pertinent documents may also be obtained free of charge at the Investor Relations section of InfraREIT’s website, www.InfraREITInc.com, or by directing a written request to InfraREIT, Inc., Attention: Corporate Secretary, 1900 North Akard Street, Dallas, Texas 75201. Participation in the Solicitation The Company and its directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the Company’s directors and executive officers is available in its definitive proxy statement for its 2018 Annual Meeting of Stockholders filed with the SEC on March 22, 2018. Other information regarding the participants in the proxy solicitation and a description of their direct or indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Q3 2018 Highlights Q3 2018 performance in line with expectations Lease revenue was $48.9 million, down 5 percent, driven by the change in the allocation of the total rent components between base and percentage rent partially offset by additional assets under lease Net income decreased $1.5 million to $19.7 million in the third quarter of 2018, primarily due to lower lease revenue Net income attributable to InfraREIT, Inc. common stockholders per share (EPS) of $0.32 in 2018 compared to $0.35 in 2017 Non-GAAP EPS of $0.35 in 2018 compared to $0.36 in 2017 $17.0 million of capital expenditures during the third quarter of 2018 InfraREIT signed a definitive agreement to be acquired by Oncor Electric Delivery Company (Oncor): $21.00 per share in cash, valued at approximately $1.275 billion This transaction is a result of the Company’s evaluation and pursuit of De-REIT Alternatives

Transaction Overview Pending Sale and Asset Exchange InfraREIT signed a definitive agreement to be acquired by Oncor: $21.00 per share in cash, valued at approximately $1.275 billion Oncor will also assume InfraREIT’s net debt, which was approximately $940 million as of September 30, 2018 The $21.00 share price represents an 18 percent premium to InfraREIT’s unaffected share price of $17.79 on January 12, 2018, the last trading day before Hunt announced that it was pursuing alternative arrangements between itself and InfraREIT In conjunction with the pending sale, InfraREIT’s regulated subsidiary (SDTS) signed a definitive agreement with its tenant, Sharyland, to exchange assets prior to Oncor’s acquisition of InfraREIT, resulting in Sharyland owning all of InfraREIT’s assets in South Texas, and InfraREIT owning Sharyland’s assets in the Texas Panhandle and West Texas Quarterly dividends of $0.25 per share expected to be paid through closing, including a pro-rated dividend for any partial quarter prior to the closing 30-day customary “go-shop” provision SDTS, Sharyland and Oncor are required to file a Sale-Transfer-Merger application (STM) with the Public Utility Commission of Texas (PUCT) no later than November 30, 2018

Approvals and Timeline to Completion The closing of the transactions will be subject to a number of closing conditions, including: PUCT approval of transactions, including: The exchange of assets between SDTS and Sharyland; The acquisition of InfraREIT by Oncor; and Sempra Energy’s indirect 50 percent investment in Sharyland Other necessary regulatory approvals, including Federal Energy Regulatory Commission (FERC) approval, Hart-Scott-Rodino clearance and the Committee on Foreign Investment in the United States (CFIUS) clearance; Stockholder approval; Certain lender consents; and Closing of Sempra Energy’s indirect 50 percent investment in Sharyland and other customary closing conditions After the receipt of all required approvals, the transaction is expected to close by mid-2019

Catalysts for Pursuit of De-REIT Alternatives and Analysis of Future Prospects as a Stand-Alone Company InfraREIT benefits from a strong asset franchise in the growing ERCOT market that is well-positioned to take advantage of the ongoing expansion of renewables in the western areas of the state and high growth in West Texas However, the REIT structure, the Tax Cuts and Jobs Act, and potential outcomes in the 2020 rate case negatively impact the Company’s financial outlook as a stand-alone, independent company As part of any De-REIT alternative, the Company would begin to record book federal corporate income taxes on its income statement at a 21 percent income tax rate Repricing InfraREIT’s leases to implement the 21 percent federal corporate income tax allowance, while holding all other inputs constant, would reduce net income attributable to InfraREIT, Inc. common stockholders per share (EPS) by approximately $0.30 (pre-tax) per year During the 2020 rate case, the Company’s allowed cost of debt would be adjusted relative to the 6.73 percent cost of debt currently recovered through rates The Company’s review of De-REIT alternatives, including the announced transactions, considered multiple factors, including those listed above. Actual impacts from these factors would depend upon timing, method of implementation and other considerations

Estimated Financial Outlook for A Potential Alternative as a Stand-Alone Company The Company’s analysis of Oncor’s proposal included consideration of potential alternatives, including a stand-alone plan that involves InfraREIT completing an asset exchange with Sharyland (similar to what was included in the October 18, 2018 announcement) and InfraREIT remaining an independent, stand-alone company. The potential stand-alone plan produces the following estimated EPS profile: 2020E 2021E 2022E EPS $1.08 - $1.16 $0.80 - $0.88 $1.00 - $1.08 Rate Case Effective 2022E EPS provides a full-year run-rate view of this potential stand-alone alternative following the implementation of the potential outcomes of the 2020 rate case and the completion of the Lubbock Power & Light (LP&L) Project in 2021 LP&L Project Completed

Transmission Development Update LP&L and Sharyland are advancing the planning process for the integration of LP&L into ERCOT, with a target completion date of mid-2021 At the March 8th Open Meeting, the PUCT approved a final order related to LP&L’s application to join the ERCOT market On August 21st LP&L and Sharyland entered into a participation agreement On September 6th Sharyland and LP&L filed a Certificate of Convenience & Necessity (CCN) with the PUCT for the proposed Ogallala to Abernathy 345kV transmission line On September 20th Sharyland and LP&L filed a CCN with the PUCT for the proposed Abernathy to Wadsworth 345kV transmission line The current planning-level estimate of the total transmission requirement to interconnect LP&L to ERCOT is $364 million; LP&L and Sharyland will build the required transmission interconnections The Company expects less than $10 million of Sharyland’s portion to be footprint capital expenditures Hunt and Sharyland have started construction of a new station in Deaf Smith County to connect a wind generator to the ERCOT grid by mid-2019; this is a ROFO project under the development agreement Sharyland is revising the scope for the South Plains Reinforcement Project given the significant overlap with the LP&L integration into ERCOT to include the third and potentially fourth synchronous condenser

Q3 2018 Performance Summary $ millions, except per share amounts

Sept YTD 2018 Performance Summary $ millions, except per share amounts Lease revenue is in line with expectations. Non-GAAP EPS is ahead of expectations due to lower than anticipated interest expense and routine general and administrative expense and higher AFUDC-equity

Drivers of Non-GAAP Earnings Metric $ millions Q3 2018 vs. Q3 2017 - Includes the add back of the professional services fee related to the Texas franchise tax settlement; transaction costs related to the pending sale of InfraREIT and the asset exchange with Sharyland; and transaction costs related to the asset exchange transaction completed during the fourth quarter of 2017 (2017 Asset Exchange Transaction) (1)

Drivers of Non-GAAP Earnings Metric $ millions - - 2018 YTD vs. 2017 YTD (1) Includes the add back of the professional services fee related to the Texas franchise tax settlement; transaction costs related to the pending sale of InfraREIT and the asset exchange with Sharyland; and transaction costs related to the 2017 Asset Exchange Transaction

Forward Outlook As of November 1, 2018 Guidance: 2018 EPS range of $1.35 to $1.40 2018 Non-GAAP EPS range of $1.35 to $1.40 Expect to maintain current quarterly cash dividend of $0.25 per share through transaction close Increase in Non-GAAP EPS guidance driven primarily by lower than expected net interest expense, along with lower than expected routine general and administrative expense, and higher than expected revenue and allowance for funds used during construction on other funds Current year earnings guidance assumes existing lease payments continue as scheduled InfraREIT will maintain its REIT status through transaction close Footprint capital expenditures for 2018 – 2020 in the range of $85 million to $155 million

2018E – 2020E Footprint Capital Expenditures As of November 1, 2018 Footprint capex guidance range of $85 million – $155 million for 2018 – 2020. Relative to last quarter, the increase in the forecasted Footprint capex for 2019 is due to an increase in scope and costs for several projects. Long-term opportunities tied to generation interconnections and renewables expansion, regional growth and new projects required to improve reliability and relieve congestion $ millions 2018 2019 2020 Base Footprint Capex $45 - $55 $20 - $35 $10 - $25 Synchronous Condensers & Second Circuit $10 - $15 $0 $0 - $25 Total Footprint Capex $55 - $70 $20 - $35 $10 - $50

Reg G Reconciliation

Schedule 1:

Explanation and Reconciliation of Non-GAAP EPS

Q3 2018 vs. Q3 2017



Non-GAAP EPS

InfraREIT defines non-GAAP net income as net income (loss) adjusted in a manner the Company believes is appropriate to show its core operational performance, including: (a) an adjustment for the difference between the amount of base rent payments that the Company receives with respect to the applicable period and the amount of straight-line base rent recognized under GAAP; (b) adding back the transaction costs related to the pending sale of InfraREIT to Oncor and the asset exchange with Sharyland; (c) adding back the transaction costs related to the 2017 Asset Exchange Transaction; (d) adding back the professional services fee related to the franchise tax settlement with the state of Texas; and (e) removing the effect of the Texas franchise tax settlement. The Company defines Non-GAAP EPS as non-GAAP net income (loss) divided by the weighted average shares outstanding calculated in the manner described in the footnotes below.

The following table sets forth a reconciliation of net income attributable to InfraREIT, Inc. per diluted share to Non-GAAP EPS for the three months ended September 30, 2018 and 2017:

($ thousands, except per share amounts)	Q3 2018 Amount	Q3 2018 Per Share (6)	Q3 2017 Amount	Q3 2017 Per Share (8)
Net income attributable to InfraREIT, Inc.	$ 14,271	$ 0.32	$ 15,330	$ 0.35
Net income attributable to noncontrolling interest	5,435	0.32	5,908	0.35
Net income	**19,706**	**0.32**	**21,238**	**0.35**
Base rent adjustment (1)	(1,259)	(0.02)	(1,479)	(0.02)
Transaction costs associated with pending sale of InfraREIT, Inc. (2)	2,615	0.05	—	—
2017 Asset Exchange Transaction costs (3)	—	—	1,972	0.03
Texas franchise tax professional services fee (4)	—	—	—	—
Texas franchise tax settlement (5)	—	—	—	—
Non-GAAP net income	**$ 21,062**	**$ 0.35**	**$ 21,731**	**$ 0.36**

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InfraREIT

Schedule 1: Explanation and Reconciliation of Non-GAAP EPS YTD 2018 vs. YTD 2017 Non-GAAP EPS The following table sets forth a reconciliation of net income attributable to InfraREIT, Inc. per diluted share to Non-GAAP EPS for the nine months ended September 30, 2018 and 2017: ($ thousands, except per share amounts) YTD 2018 Amount Per Share (7) YTD 2017 Amount Per Share (8) Net income attributable to InfraREIT, Inc. $ 44,469 $ 1.01 $ 30,587 $ 0.70 Net income attributable to noncontrolling interest 16,937 1.01 11,797 0.70 Net income 61,406 1.01 42,384 0.70 Base rent adjustment (1) (3,400) (0.06) (180) — Transaction costs associated with pending sale of InfraREIT, Inc. (2) 2,615 0.05 — — 2017 Asset Exchange Transaction costs (3) 151 — 3,909 0.06 Texas franchise tax professional services fee (4) 1,196 0.02 — — Texas franchise tax settlement (5) (5,633) (0.09) — — Non-GAAP net income $ 56,335 $ 0.93 $ 46,113 $ 0.76

Schedule 1:

Explanation and Reconciliation of Non-GAAP EPS



(1) This adjustment relates to the difference between the timing of cash base rent payments made under the Company's leases and when the Company recognizes base rent revenue under GAAP. The Company recognizes base rent on a straight-line basis over the applicable term of the lease commencing when the related assets are placed in service, which is frequently different than the period in which the cash base rent becomes due.

(2) This adjustment reflects the transaction cost related to the pending sale of InfraREIT to Oncor and the asset exchange with Sharyland as these are not typical operational costs.

(3) This adjustment reflects the transaction costs related to the 2017 Asset Exchange Transaction. These costs are exclusive of the Company's routine business operations or typical rate case costs and have been excluded to present additional insights on InfraREIT's core operations.

(4) The adjustment reflects the professional services fee paid by the Company related to the Texas franchise tax settlement. These costs are exclusive of the Company's routine business operations and have been excluded to present additional insights on InfraREIT's core operations.

(5) This adjustment relates to potential taxes and associated accrued interest and penalties that were removed from the Company's Consolidated Balance Sheets and recognized as an income tax benefit on the Consolidated Statements of Operations as a result of the franchise tax settlement with the state of Texas. This adjustment is not typical of the Company's business operations and has been excluded to provide additional insights into InfraREIT's core operations.

(6) The weighted average common shares outstanding of 44.0 million was used to calculate net income attributable to InfraREIT, Inc. per diluted share. The weighted average redeemable partnership units outstanding of 16.7 million was used to calculate the net income attributable to noncontrolling interest per share. The combination of the weighted average common shares and redeemable partnership units outstanding of 60.7 million was used for the remainder of the per share calculations.

(7) The weighted average common shares outstanding of 43.9 million was used to calculate net income attributable to InfraREIT, Inc. per diluted share. The weighted average redeemable partnership units outstanding of 16.8 million was used to calculate the net income attributable to noncontrolling interest per share. The combination of the weighted average common shares and redeemable partnership units outstanding of 60.7 million was used for the remainder of the per share calculations.

(8) The weighted average common shares outstanding of 43.8 million was used to calculate net income attributable to InfraREIT, Inc. per diluted share. The weighted average redeemable partnership units outstanding of 16.9 million was used to calculate net income attributable to noncontrolling interest per share. The combination of the weighted average common shares and redeemable partnership units outstanding of 60.7 million was used for the remainder of the per share calculations.

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InfraREIT

Schedule 2:

Explanation and Reconciliation of FFO and AFFO

Q3 2018 vs. Q3 2017



FFO and AFFO

The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (computed in accordance with GAAP), excluding gains and losses from sales of property (net) and impairments of depreciated real estate, plus real estate depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Applying the NAREIT definition to the Company's consolidated financial statements, which is the basis for the FFO and the reconciliations below, results in FFO representing net income (loss) before depreciation, impairment of assets and gain (loss) on sale of assets. FFO does not represent cash generated from operations as defined by GAAP and it is not indicative of cash available to fund all cash needs, including distributions.

AFFO is defined as FFO adjusted in a manner the Company believes is appropriate to show its core operational performance, including: (a) an adjustment for the difference between the amount of base rent payments that the Company receives with respect to the applicable period and the amount of straight-line base rent recognized under GAAP; (b) adjusting for other income (expense), net; (c) adding back the transaction costs related to the pending sale of InfraREIT to Oncor and the asset exchange with Sharyland; (d) adding back the transaction costs related to the 2017 Asset Exchange Transaction; (e) adding back the professional services fee related to the franchise tax settlement with the state of Texas; and (f) removing the effect of the Texas franchise tax settlement.

The following table sets forth a reconciliation of net income to FFO and AFFO for the three months ended September 30, 2018 and 2017:

($ thousands)	Q3 2018	Q3 2017
Net income	$ 19,706	$ 21,238
Depreciation	12,063	13,328
FFO	**31,769**	**34,566**
Base rent adjustment (1)	(1,259)	(1,479)
Other income, net (2)	(7)	(331)
Transaction costs associated with pending sale of InfraREIT, Inc. (3)	2,615	—
2017 Asset Exchange Transaction costs (4)	—	1,972
Texas franchise tax professional services fee (5)	—	—
Texas franchise tax settlement (6)	—	—
AFFO	**$ 33,118**	**$ 34,728**

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InfraREIT

Schedule 2: Explanation and Reconciliation of FFO & AFFO YTD 2018 vs. YTD 2017 FFO and AFFO The following table sets forth a reconciliation of net income to FFO and AFFO for the nine months ended September 30, 2018 and 2017:  ($ thousands) YTD 2018 YTD 2017 Net income $ 61,406 $ 42,384 Depreciation 35,632 38,997 FFO 97,038 81,381 Base rent adjustment (1) (3,400) (180) Other income, net (2) (1,114) (351) Transaction costs associated with pending sale of InfraREIT, Inc. (3) 2,615 — 2017 Asset Exchange Transaction costs (4) 151 3,909 Texas franchise tax professional services fee (5) 1,196 — Texas franchise tax settlement (6) (5,633) — AFFO $ 90,853 $ 84,759 See footnote (1) on Schedule 1: Explanation and Reconciliation of Non-GAAP EPS Includes allowance for funds used during construction (AFUDC) on other funds of $0.3 million for the three months ended September 30, 2017 and $1.1 million and $0.3 million for the nine months ended September 30, 2018 and 2017, respectively. There was no AFUDC on other funds recorded during the three months ended September 30, 2018. See footnote (2) on Schedule 1: Explanation and Reconciliation of Non-GAAP EPS See footnote (3) on Schedule 1: Explanation and Reconciliation of Non-GAAP EPS See footnote (4) on Schedule 1: Explanation and Reconciliation of Non-GAAP EPS See footnote (5) on Schedule 1: Explanation and Reconciliation of Non-GAAP EPS

Schedule 3: Forecasted Guidance for 2018 Reconciliation of GAAP to Non-GAAP Forecasted Guidance for 2018 The Company provides yearly guidance for Non-GAAP EPS, which is one of the supplemental financial measures it uses in evaluating the Company’s operating performance. The Company believes that Non-GAAP EPS helps the Company and investors better understand the Company’s business and performance by providing perspectives not immediately apparent from net income. The following table sets forth a reconciliation of the forecasted GAAP net income attributable to InfraREIT, Inc. per share to Non-GAAP EPS for the year ending December 31, 2018: (Per share amounts) Full Year 2018 Low High Net income attributable to InfraREIT, Inc. $ 1.35 $ 1.40 Net income attributable to noncontrolling interest 1.35 1.40 Net income 1.35 1.40 Base rent adjustment (0.08) (0.08) Transaction costs associated with pending sale of InfraREIT, Inc. 0.14 0.14 2017 Asset Exchange Transaction costs 0.01 0.01 Texas franchise tax professional services fee 0.02 0.02 Texas franchise tax settlement (0.09) (0.09) Non-GAAP EPS $ 1.35 $ 1.40

Appendix

InfraREIT’s Investment Highlights Attractive Asset Portfolio Strong Track Record Stable Cash Flow $1.5 billion in regulated electric transmission and wholesale distribution assets (rate base) Increased rate base from $60 million in 2009 to $1.5 billion in 2018 Successfully developed 300 miles and four substations in the CREZ transmission system and significantly expanded the West Texas assets 100 percent of revenue driven by regulated asset base 90 percent of assets in transmission, remainder in wholesale distribution (no end-use retail customers; Oncor is the sole distribution customer) Constructive regulatory framework in Texas Ability to submit interim transmission rate filings twice per year; minimizes regulatory lag Constructive Regulation Strong Sponsor Growth Opportunities Hunt has long-term track record and relationships in Texas and the Southwest High alignment between Hunt and other stakeholders Pro-business, high-growth state with growing infrastructure needs in West and South Texas Well-positioned relative to future expansion of wind and solar generation in the Panhandle, West Texas and South Plains Pipeline of projects with Hunt Developer

InfraREIT’s Transmission Assets As of November 1, 2018 PANHANDLE DALLAS HOUSTON AUSTIN SAN ANTONIO PERMIAN BASIN

Interconnections Agreements for Panhandle Generation Source: ERCOT – Fall 2018 Final Seasonal Assessment of Resource Adequacy and Generation Interconnection Status Report (Sept. 2018)

Hunt Projects (1)

As of November 1, 2018



Assets in Operation		
Project	**State**	**Net Plant**
Golden Spread	TX	~ $89 mm
Cross Valley (2)	TX	~ $174 mm

Project in Construction		
Project	**~ Cost**	**~ Placed in Service**
Deaf Smith Substation	~ $13 mm	Mid-2019

Development Projects		
Project	**State**	**Status**
Generation Interconnections	TX	Development
LP&L Integration	TX	Development
Nogales – DC Tie	AZ	Development
Southline	AZ – NM	Development

(1) InfraREIT holds a right of first offer applicable to many, but not all, of Hunt's development projects.
(2) Includes approximately $7 million in construction work in progress

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InfraREIT

Debt Obligations and Liquidity $ millions Long-Term Debt (rate / maturity) Outstanding As of September 30, 2018 TDC – Senior Secured Notes (8.50% / December 30, 2020) $ 15.3 SDTS – Senior Secured Term Loan (3.42% / June 5, 2020) 200.0 SDTS – Senior Secured Notes, Series A (3.86% / December 3, 2025) 400.0 SDTS – Senior Secured Notes, Series B (3.86% / January 14, 2026) 100.0 SDTS – Senior Secured Notes (7.25% / December 30, 2029) 38.9 SDTS – Senior Secured Notes (6.47% / September 30, 2030) 89.2 Total $ 843.4 Liquidity Facilities Amount Outstanding As of September 30, 2018 Available InfraREIT Partners Revolver $ 75.0 $ — $ 75.0 SDTS Revolver 250.0 101.0 149.0 Total $ 325.0 $ 101.0 $ 224.0 Cash (as of September 30, 2018) 3.2 Total Available Liquidity $ 227.2

Financing Strategy Sign long-term leases that reflect regulated rate structure Construct footprint capital expenditures Opportunistically acquire regulated assets Maintain significant liquidity to support capex plan and financial flexibility Maintain 55 percent debt-to-capitalization at InfraREIT’s regulated subsidiary, SDTS Target consolidated credit metrics of 60 percent debt-to-capitalization and 12 percent AFFO-to-debt Focus on Regulated Asset Opportunities Maintain Strong Financial Profile Grow Dividends

Potential Stand-Alone Plan Assumptions The Company’s analysis of Oncor’s proposal included consideration of potential alternatives, including a stand-alone plan that involves InfraREIT completing an asset exchange with Sharyland (similar to what is included in today’s announcement) and InfraREIT remaining an independent company. Key assumptions for the financial forecast relating to this stand-alone plan include: Like-kind asset exchange between InfraREIT and Sharyland. InfraREIT receives the Golden Spread Project, Sharyland receives InfraREIT’s assets in South Texas. The difference in net book value of the exchanged assets will be paid in cash at closing InfraREIT conversion to a C-corporation, following which the Company would begin to record book federal corporate income taxes on its income statement at a 21 percent income tax rate InfraREIT makes a $40 million payment to Hunt to terminate the management agreement, the development agreement, the leases with Sharyland, and all other agreements between InfraREIT and either Hunt or Sharyland Following the lease terminations, InfraREIT’s go-forward revenues reflect a 21 percent corporate income tax allowance (relative to a 35 percent corporate income tax allowance in current lease revenue) Implementation of 2020 rate case (2019 test year) outcome starting on January 1, 2021; rate case outcomes include an update to the currently allowed cost of debt of 6.73 percent, among other changes Two TCOS filings during 2019, one during 2020 and two during 2021 Capital expenditures equal to InfraREIT’s footprint capex, $195 million for the LP&L Project in 2020 and 2021 and $20 million per year of generation interconnections for 2020-2022. LP&L Project assumed to be placed in service during Q3 2021. No future development agreement with Hunt Maintain targeted consolidated debt to capitalization ratio of 60 percent Execute approximately $100 million share repurchase program beginning in 2019 All transactions occur as of January 1, 2019

Tax Cuts and Jobs Act (TCJA) The TCJA reduced the corporate federal income tax rate from 35 percent to 21 percent As a result, the PUCT ordered all electric utilities to book a regulatory liability for the revaluation of accumulated deferred federal income tax (ADFIT) and the customer rate differential resulting from the lower corporate federal tax rate Sharyland reduced its wholesale transmission rates for the reduced income tax allowance instead of booking the regulatory liability for the customer rate differential Sharyland communicated to InfraREIT its current intent not to request a reduction to 2018 lease payments to reflect the impacts of the TCJA Impacts to InfraREIT Reduced percentage rent in 2018 due to a reduction in Sharyland’s revenues Lower lease revenue per dollar of rate base on new assets placed in service or at lease renewals reflecting a lower tax rate Created a $56 million regulatory liability during the fourth quarter of 2017 to reflect the reduction in ADFIT

Current InfraREIT Structure



1. SDTS owns the regulated assets and leases them to Sharyland
2. Sharyland provides regulated services to, and collects rate-regulated revenue from other utilities
3. Sharyland makes regular lease payments to SDTS



Stockholders
Hunt Consolidated, Inc.(1) (2)
Hunt Family
InfraREIT, Inc.
NYSE:HIFR
(InfraREIT) (1) (2)
74.2%
25.8%
▪ Ownership (3)
▪ Hunt Manager
▪ Hunt Developer
InfraREIT Partners, LP
(Operating Partnership)(1) (2)
100%
100%
Transmission and Distribution Company, L.L.C. (TDC)
Member (4)
1
SDTS
Sharyland (2)
3
2
Other Utilities

(1) Parties to the management agreement
(2) Parties to the development agreement
(3) Represents Hunt Transmission Services, L.L.C. (limited partner of the Operating Partnership, stockholder of InfraREIT and Hunt Developer)
(4) Sharyland is the managing member of SDTS; however, Sharyland's economic interest in SDTS is de minimis, and Sharyland has delegated to InfraREIT some of its managing member authority and obligations pursuant to a delegation agreement
(5) Percentages as of September 30, 2018

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InfraREIT